Exhibit 99.1


                            Explanation of Responses


(1) Duquesne Capital Management, L.L.C., a Pennsylvania limited liability company ("Duquesne Capital"), serves as the investment manager to Windmill Master Fund L.P., a Cayman Islands Exempted Limited Partnership ("Windmill"), and several other investment funds (including, but not limited to, Windmill, the "Funds"). Mr. Stanley F. Druckenmiller ("Mr. Druckenmiller" and, together with Duquesne Capital and Windmill, the "Reporting Persons"), serves as the managing member of Duquesne Capital and also serves as the managing member of Duquesne Holdings, LLC, a limited liability company organized under the laws of Anguilla, British West Indies, which acts as general partner to Windmill and certain of the Funds, and which has the power to replace Duquesne Capital as investment manager of those Funds within 60 days or less. The securities reported herein are held directly by the Funds. Duquesne Capital and Mr. Druckenmiller may be deemed to beneficially own such securities by virtue of the foregoing relationships. The Reporting Persons invested in the issuer at a time when it had no shares of capital stock registered under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"). The Reporting Persons were recently advised that the issuer's Common Stock became registered pursuant to Section 12(g) of the Exchange Act as of December 29, 2006, and have therefore undertaken to file this Form 3 in accordance therewith. In accordance with instruction 5(b)(iv), the entire number of the securities that may be deemed to be beneficially owned by the Reporting Persons is reported herein. Each of the Reporting Persons hereby disclaims beneficial ownership of the reported securities for purposes of Section 16 of the Securities Exchange Act of 1934 except to the extent of his or its pecuniary interest therein.

(2) The Warrants to Purchase Common Stock are exercisable for shares of Common Stock, par value $0.001 per share, of the Issuer on a one-for-one basis.